Exhibit 99.1

For Immediate Release

April 29, 2026

Continued Net Interest Margin Growth Drives 27% Increase in Net Income

Core Deposits and Loans Expand and Asset Quality Remains Strong

Reston, VA – John Marshall Bancorp, Inc. (Nasdaq: JMSB) (the “Company”), parent company of John Marshall Bank (the “Bank”), reported net income of $6.1 million for the quarter ended March 31, 2026 compared to $4.8 million for the quarter ended March 31, 2025, an increase of $1.3 million or 26.8%.  Diluted earnings per common share were $0.43 for the quarter ended March 31, 2026 compared to $0.34 for the quarter ended March 31, 2025, an increase of 26.5%. Annualized return on average assets was 1.06% for the quarter ended March 31, 2026 compared to 0.87% for the quarter ended March 31, 2025. Annualized return on average equity was 9.19% for the quarter ended March 31, 2026 compared to 7.76% for the quarter ended March 31, 2025.

Selected Highlights

●	Earnings Growth Momentum – Net income of $6.1 million for the quarter ended March 31, 2026 represented a 3.1% increase over the $5.9 million net income reported for the quarter ended December 31, 2025 or an annualized quarter-over-quarter increase of 12.7%. The quarter ended March 31, 2026 marked the seventh consecutive quarter of net income growth. Diluted earnings per common share were $0.43 for the quarter ended March 31, 2026 and represented a 2.4% increase over the $0.42 diluted earnings per common share reported for the quarter ended December 31, 2025 or an annualized quarter-over-quarter increase of 9.7%.
●	Significant Increase in Net Interest Income - For the three months ended March 31, 2026, the Company reported net interest income of $16.5 million, a $2.4 million or 17.1% increase over the prior year first quarter.
●	Continued Net Interest Margin Expansion - Net interest margin expanded for the eighth consecutive quarter. Net interest margin increased 29 basis points, from 2.58% for the first quarter of 2025 to 2.87% for the first quarter of 2026. Net interest margin grew 14 basis points when compared to 2.73% for the fourth quarter of 2025.
●	Focused on Core Funding and Loan Growth - The Company remains focused on driving value through core funding growth. For the twelve months ended March 31, 2026, total deposits increased $65.6 million or 3.4%. For the twelve months ended March 31, 2026, non-interest bearing demand deposits increased $20.4 million or 4.7%. Non-interest bearing demand deposits grew $25.5 million or 5.9% from December 31, 2025 to March 31, 2026. Non-interest bearing demand deposits represented 23.1% of total deposits as of March 31, 2026, an increase from 21.9% as of December 31, 2025. For the twelve months ended March 31, 2026, gross loans increased $103.3 million or 5.5%.
●	Positive Operating Leverage – Revenues (net interest income plus non-interest income) grew 15.0% for the quarter ended March 31, 2026 relative to the quarter ended March 31, 2025, while non-interest expense increased 8.2%, over the same period. This positive trend in operating leverage improved the efficiency ratio from 56.5% for the three months ended March 31, 2025 to 53.1% for the three months ended March 31, 2026.
●	Strong Asset Quality – Overall credit quality of the loan portfolio remains exceptional. The Company recorded no charge-offs during the first quarter of 2026 and had no other real estate owned assets as of March 31, 2026. During the most recent quarter, management placed one U.S. Small Business Administration (“SBA”) 7(a) loan in the total amount of $984 thousand on non-accrual status, representing the Company’s only non-accrual loan as of March 31, 2026. The entire outstanding loan amount is fully guaranteed by the SBA. The Company has submitted the guaranty purchase to the SBA and expects to receive the full guarantee payment. This is the only non-accrual loan since the third quarter of 2019.

●	Growing Book Value per Share and Dividends – Book value per share increased from $17.72 as of March 31, 2025 to $19.00 as of March 31, 2026, a 7.2% increase. On April 28, 2026, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share on the Company’s common stock. The dividend is payable on June 3, 2026 to shareholders of record at the close of business on May 13, 2026. The annualized quarterly cash dividend represents a 20% increase over the 2025 annual cash dividend.
●	Robust Capitalization – Each of the Bank’s regulatory capital ratios remained well in excess of the regulatory well-capitalized thresholds as of March 31, 2026. During the three months ended March 31, 2026, the Company repurchased 103,507 shares of its common stock at a weighted average price of $19.69.

Chris Bergstrom, President and Chief Executive Officer, commented, “The first quarter of 2026 marks the eighth consecutive quarter of net interest margin improvement. Of the 29 basis points of margin improvement over the last year, 14 basis points of that increase occurred during the first quarter of 2026. Increased margin and $103 million in loan growth over the last twelve months enabled the Company to grow both net income and earnings per share by 27%. Our asset quality remains outstanding. We expect the SBA to pay their guarantee and resolve our one non-accruing loan. With 16.5% total risk-based capital, we have the requisite equity to grow loans at appropriate risk-adjusted returns. Alternatively, we have ample excess capital to build upon the 103,000 shares we repurchased during the first quarter. Our priorities remain unchanged. We continue to invest in technology and personnel to cultivate new relationships and deepen existing ones. We remain focused on delivering tailored banking services and exceptional client experiences. As demonstrated by the nearly 23% increase in our share price from March 31, 2025 to March 31, 2026 and our increased quarterly cash dividend rate, we believe our balance sheet allows us to focus on continued growth, and drive increased returns and shareholder value.”

Balance Sheet, Liquidity and Credit Quality

Total assets were $2.35 billion at March 31, 2026, $2.33 billion at December 31, 2025, and $2.27 billion at March 31, 2025.  Total assets increased $19.8 million or 3.4% annualized since December 31, 2025 and $79.9 million or 3.5% from March 31, 2025.

Total loans, net of unearned income, declined $1.6 million or 0.3% annualized to $1.97 billion at March 31, 2026 compared to $1.98 billion at December 31, 2025 and increased $103.3 million or 5.5% from $1.87 billion at March 31, 2025.  The increase in loans over the preceding twelve months was primarily attributable to growth in construction & development loans and residential mortgage loans.  Refer to the Loan, Deposit and Borrowing Detail table for further information.

The carrying value of the Company’s fixed income securities portfolio was $213.8 million at March 31, 2026, $212.3 million at December 31, 2025, and $215.6 million at March 31, 2025.  During the most recent quarter, the Company purchased seven fixed income securities, designated as available-for-sale, with the total carrying amount of $15.0 million and a weighted average purchase yield of 4.08%. The current quarter’s maturities had an average yield of 2.07%. As of March 31, 2026, 95.3% of our bond portfolio carried the implied guarantee of the United States government or one of its agencies.  At March 31, 2026, 70.6% of the fixed income portfolio was invested in amortizing bonds, which provides the Company with a source of steady cash flow.  At March 31, 2026, the fixed income portfolio had an estimated weighted average life of 3.9 years.  The available-for-sale portfolio comprised approximately 61% of the fixed income securities portfolio and had a weighted average life of 3.2 years at March 31, 2026.  The held-to-maturity portfolio comprised approximately 39% of the fixed income securities portfolio and had a weighted average life of 4.9 years at March 31, 2026.

The Company did not have an allowance for credit losses on held-to-maturity securities as of March 31, 2026 or December 31, 2025.  As of March 31, 2026, 93.1% of our held-to-maturity portfolio carried the implied guarantee of the United States government or one of its agencies.

The Company’s balance sheet remains highly liquid.  The Company’s liquidity position, defined as the sum of cash, unencumbered securities and available secured borrowing capacity, totaled $881.0 million as of March 31, 2026 compared to $827.0 million as of December 31, 2025 and represented 37.5% and 35.5% of total assets, respectively. In addition to available secured borrowing capacity, the Bank had available federal funds lines of $110.0 million at March 31, 2026.

Total deposits increased $15.4 million or 3.2% annualized to $1.99 billion at March 31, 2026 compared to $1.97 billion at December 31, 2025, and increased $65.6 million or 3.4% from $1.92 billion at March 31, 2025.  During the most recent quarter, total non-interest bearing deposits increased $25.5 million or 23.9% annualized when compared to December 31, 2025, while total interest-bearing deposits declined $10.0 million or 2.6% annualized over the same period. As further detailed in the tables included in this release, core funding sources have increased $15.7 million, while wholesale funding sources have decreased $0.2 million since December 31, 2025. Detail on the deposit activity can be seen in the Loan, Deposit and Borrowing Detail table.  As of March 31, 2026, the Company had $724.6 million of deposits that were not insured or not collateralized compared to $691.5 million and $660.8 million at December 31, 2025 and March 31, 2025, respectively.

Federal Home Loan Bank (“FHLB”) advances remained unchanged at $56.0 million as of March 31, 2026 compared to December 31, 2025 and March 31, 2025.  During the first quarter of 2026, a $15.0 million maturing FHLB advance, carrying an interest rate of 4.14%, was replaced with the FHLB advance of the same principal amount and the interest rate of 3.61%. As of March 31, 2026, the FHLB advances had a weighted average fixed interest rate of 3.85%.  In addition to outstanding FHLB advances, total borrowings as of March 31, 2026 included subordinated debt totaling $24.9 million.

Shareholders’ equity increased $15.1 million or 6.0% to $268.1 million at March 31, 2026 compared to $253.0 million at March 31, 2025. Book value per share was $19.00 as of March 31, 2026 compared to $17.72 as of March 31, 2025, an increase of 7.2%. The year-over-year change in book value per share was primarily due to the Company’s earnings over the previous twelve months and a decrease in accumulated other comprehensive loss, resulting from an increase in the market value of our available-for-sale investment portfolio. These increases were partially offset by cash dividends paid and a reduction of additional paid-in capital due to the Company’s share repurchases during the period.

The Bank’s capital ratios remained well above regulatory thresholds for well-capitalized banks. As of March 31, 2026, the Bank’s total risk-based capital ratio was 16.5%, compared to 16.3% at December 31, 2025, and 16.5% at March 31, 2025.

During the quarter ended March 31, 2026, the Company designated one commercial business SBA 7(a) loan as non-accrual. As of March 31, 2026, the total outstanding principal amount of the loan was $984 thousand and is fully guaranteed by the SBA. The Company charged-off the unguaranteed portion of the loan, in the total amount of $361 thousand, during the fourth quarter of 2025 and submitted a reimbursement claim to the SBA for the guaranteed portion. We expect the SBA to pay their guarantee and resolve our one non-accruing loan. During the three months ended March 31, 2026, the Company recorded no charge-offs and had no other real estate owned assets as of March 31, 2026.

At March 31, 2026, the allowance for loan credit losses was $20.0 million or 1.01% of outstanding loans, net of unearned income, compared to $19.8 million or 1.00% of outstanding loans, net of unearned income, at December 31, 2025. Asset quality remains strong. Management continues to assess credit risk exposure and monitor macroeconomic indicators that may impact borrower behavior and repayment capacity. Management believes the current allowance for credit losses is appropriate given the composition and performance of the loan portfolio.

At March 31, 2026, the allowance for credit losses on unfunded loan commitments was $1.2 million compared to $1.3 million at December 31, 2025, due to a lower amount of available loan commitments.

The Company believes its owner occupied and non-owner occupied commercial real estate portfolios continue to be of sound credit quality.  The following table demonstrates their strong debt-service-coverage and loan-to-value ratios as of March 31, 2026.

Commercial Real Estate
	Owner Occupied					Non-owner Occupied
Asset Class	Weighted Average Loan-to-Value(1)	Weighted Average Debt Service Coverage Ratio(2)		Number of Total Loans	Principal Balance(3) (Dollars in thousands)	Weighted Average Loan-to-Value(1)	Weighted Average Debt Service Coverage Ratio(2)		Number of Total Loans	Principal Balance(3) (Dollars in thousands)
Warehouse & Industrial	54.0%	3.2	x	55	$68,336	47.5%	2.2	x	46	$110,270
Office	57.5%	3.7	x	133	84,129	47.5%	1.7	x	57	105,145
Retail	61.0%	3.0	x	43	75,998	50.6%	1.8	x	141	442,845
Church	24.2%	2.3	x	17	25,852	70.8%	3.0	x	2	5,590
Hotel/Motel	- -	- -		- -	- -	50.4%	1.5	x	12	82,152
Other(4)	41.7%	3.7	x	40	67,543	45.6%	2.3	x	8	16,156
Total				288	$321,858				266	$762,158

(1)	Loan-to-value is determined at origination date and is divided by principal balance as of March 31, 2026.
(2)	The debt service coverage ratio (“DSCR”) is calculated from the primary source of repayment for the loan. Owner occupied DSCR’s are derived from cash flows from the owner occupant’s business, property and their guarantors, while non-owner occupied DSCR’s are derived from the net operating income of the property.
(3)	Principal balance excludes deferred fees or costs.
(4)	Other asset class is primarily comprised of schools, daycares and country clubs.

The following charts provide geographic detail and stated maturity summaries for the Company’s non-owner occupied office portfolio as of March 31, 2026:

Non-owner occupied office: Geography
Geography	Commitment (in thousands)	Percentage
Virginia	$68,064	64.0%
Maryland	24,014	22.6%
DC	14,246	13.4%
Total	$106,324	100.0%

Non-owner occupied office: Maturity
Maturity Year	Commitment (in thousands)	Percentage
2026	$2,728	2.6%
2027	6,523	6.2%
2028	14,063	13.2%
2029	26,292	24.7%
2030+	56,718	53.3%
Total	$106,324	100.0%

Income Statement Review

Quarterly Results

The Company reported net income of $6.1 million for the first quarter of 2026, an increase of $1.3 million or 26.8% when compared to $4.8 million for the first quarter of 2025.

For the three months ended March 31, 2026, net interest income increased $2.4 million or 17.1% to $16.5 million compared to $14.1 million for the three months ended March 31, 2025. During the same period, interest income grew $1.8 million or 6.5%, driven by higher interest income on loans, while interest expense declined by $0.6 million or 4.8%, predominantly due to lower interest expense on time deposits, interest-bearing checking accounts and money market accounts.

The annualized net interest margin for the first quarter of 2026 was 2.87% compared to 2.58% for the same period in 2025. The increase in net interest margin was primarily due to increases in average balances and yields of the loan portfolio, coupled with lower rates on interest-bearing deposits.

The cost of interest-bearing liabilities was 3.15% for the first quarter of 2026 compared to 3.48% for the same quarter in the prior year driven by the 34 basis points decline in rates on interest-bearing deposits. Rates declined across all deposit categories, most notably in money market accounts, time deposits and interest-bearing demand deposits, which declined by 37 basis points, 36 basis points, and 31 basis points, respectively.  The yield on interest-earning assets was 5.07% for the first quarter of 2026 compared to 4.99% for the same period in 2025 primarily due to an eight basis point increase in loan yield coupled with a 28 basis point increase in securities yield.  These increases were partially offset by a 76 basis points decrease in yield on interest-bearing deposits in other banks, as a result of three federal funds rate cuts totaling 75 basis points during the previous year.  Average loans increased by $105.9 million between the three months ended March 31, 2026 and the three months ended March 31, 2025, which was primarily attributable to origination volume in the construction & development and residential mortgage loan portfolios subsequent to March 31, 2025.

The Company recorded a $23 thousand provision for credit losses for the first quarter of 2026 compared to $170 thousand for the first quarter of 2025.  Provision for credit losses on funded loans totaled $143 thousand, while provision for credit losses on unfunded loan commitments was a recovery of $120 thousand during the three months ended March 31, 2026.  The provision for credit losses on funded loans during the most recent quarter reflected the change in the Company’s loan portfolio mix quarter-over-quarter along with the updated forecasted economic variables utilized in the quantitative portion of the allowance calculation. Recovery of the provision for credit losses on unfunded loan commitments was due to lower amount of available loan commitments at March 31, 2026 as compared to December 31, 2025.

Non-interest income decreased $221 thousand or 43.8% during the first quarter of 2026 compared to the first quarter of 2025. This decrease was primarily attributable to a $149 thousand decrease in insurance commissions, in combination with a $37 thousand decrease in mark-to-market adjustments on investments related to the Company’s nonqualified deferred compensation plan and a $30 thousand decline in gains recorded on sales of the guaranteed portions of the SBA 7(a) loans.

Non-interest expense increased $0.7 million or 8.2% during the first quarter of 2026 compared to the first quarter of 2025 primarily resulting from an increase in salaries and employee benefits and higher other expenses. Salaries and employee benefits increased by $522 thousand, which was mainly related to increases in headcount within the Bank during the preceding twelve months and an annual salary merit increase in combination with lower direct loan origination costs when compared to the same period of the prior year. Salaries and employee benefit expense is reduced to account for the portion of salary costs incurred to originate a loan and are subsequently amortized into interest income to match the costs incurred with the economic benefit derived from originating a loan. Other expenses increased by $124 thousand mainly due to higher franchise tax and FDIC insurance, due to higher assessment bases, partially offset by lower marketing expense.

For the three months ended March 31, 2026, annualized non-interest expense to average assets was 1.54% compared to 1.50% for the three months ended March 31, 2025.  This increase was primarily due to the growth in non-interest expense outpacing the growth in average assets during the period.  For the three months ended March 31, 2026, the efficiency ratio declined to 53.1% compared to 56.5% for the three months ended March 31, 2025. The improvement in the efficiency ratio was due to a 15.0% growth in total revenue, which outpaced an 8.2% increase in non-interest expense over the period.

Return on average assets for the quarter ended March 31, 2026 was 1.06% and return on average equity was 9.19% compared to 0.87% and 7.76%, respectively, for the first quarter of 2025.

About John Marshall Bancorp, Inc.

John Marshall Bancorp, Inc. is the bank holding company for John Marshall Bank. The Bank is headquartered in Reston, Virginia with eight full-service branches located in Alexandria, Arlington, Loudoun, Prince William, Reston, and Tysons, Virginia, as well as Rockville, Maryland, and Washington, D.C. The Bank is dedicated to providing exceptional value, personalized service and convenience to local businesses and consumers in the Washington, D.C. Metropolitan area. The Bank offers a comprehensive line of sophisticated banking products and services along with experienced staff to help achieve customers’ financial goals. Dedicated relationship managers serve as direct points-of-contact, providing subject matter expertise in a variety of niche industries including commercial real estate, trade contractors, government contractors, health services, nonprofits, private and charter schools, professional services, property management, community associations, and title and escrow services. Learn more at  www.johnmarshallbank.com.

Cautionary Note Regarding Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the Bank include, but are not limited to, the following: the concentration of our business in the Washington, D.C. metropolitan area and the effect of changes in the economic, political and environmental conditions on this market, including shutdowns and potential reductions in spending by the U.S. Government, and related reductions in the federal workforce; adequacy of our allowance for loan credit losses, allowance for unfunded commitments credit losses, and allowance for credit losses associated with our held-to-maturity and available-for-sale securities portfolios; deterioration of our asset quality; future performance of our loan portfolio with respect to recently originated loans; the level of prepayments on loans and mortgage-backed securities; liquidity, interest rate and operational risks associated with our business; changes in our financial condition or results of operations that reduce capital; our ability to maintain existing deposit relationships or attract new deposit relationships; changes in consumer spending, borrowing and savings habits; inflation and changes in interest rates that may reduce our margins or reduce the fair value of financial instruments; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; additional risks related to new lines of business, products, product enhancements or services; increased competition with other financial institutions and fintech companies; adverse changes in the securities markets; changes in the financial condition or future prospects of issuers of securities that we own; our ability to maintain an effective risk management framework; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory structure and in regulatory fees and capital requirements; compliance with legislative or regulatory requirements; results of examination of us by our regulators, including the possibility that our regulators may require us to increase our allowance for credit losses or to write-down assets or take similar actions; potential claims, damages, and fines related to litigation or government actions; the effectiveness of our internal controls over financial reporting and our ability to remediate any future material weakness in our internal controls over financial reporting; geopolitical conditions, including trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, negatively impacting business and economic conditions in the U.S. and abroad; the effects of weather-related or natural disasters, which may negatively affect our operations and/or our loan portfolio and increase our cost of conducting business; public health events (such as the COVID-19 pandemic) and governmental and societal responses thereto; technological risks and developments, and cyber threats, attacks, or events; changes in accounting policies and practices; our ability to successfully capitalize on growth opportunities; our ability to retain key employees; deteriorating economic conditions, either nationally or in our market area, including higher unemployment and lower real estate values; implications of our status as a smaller reporting company and as an emerging growth company; and other factors discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

# # #

John Marshall Bancorp, Inc.

Financial Highlights (Unaudited)
(Dollar amounts in thousands, except per share data)

At or For the Three Months Ended
March 31
2026	2025
Selected Balance Sheet Data
Cash and cash equivalents	$150,193	$169,060
Total investment securities	224,367	226,163
Loans, net of unearned income	1,973,743	1,870,472
Allowance for loan credit losses	19,983	18,826
Total assets	2,352,350	2,272,432
Non-interest bearing demand deposits	458,197	437,822
Interest-bearing deposits	1,529,531	1,484,353
Total deposits	1,987,728	1,922,175
Federal Home Loan Bank advances	56,000	56,000
Shareholders' equity	268,147	252,958

Summary Results of Operations
Interest income	$29,082	$27,305
Interest expense	12,573	13,208
Net interest income	16,509	14,097
Provision for credit losses	23	170
Net interest income after provision for credit losses	16,486	13,927
Non-interest income	284	505
Non-interest expense	8,923	8,248
Income before income taxes	7,847	6,184
Net income	6,101	4,810

Per Share Data and Shares Outstanding
Earnings per common share - basic	$0.43	$0.34
Earnings per common share - diluted	$0.43	$0.34
Book value per share	$19.00	$17.72
Weighted average common shares (basic)	14,125,649	14,223,046
Weighted average common shares (diluted)	14,125,649	14,241,114
Common shares outstanding at end of period	14,112,259	14,275,885

Performance Ratios
Return on average assets (annualized)	1.06%	0.87%
Return on average equity (annualized)	9.19%	7.76%
Net interest margin (annualized)	2.87%	2.58%
Non-interest income as a percentage of average assets (annualized)	0.05%	0.09%
Non-interest expense to average assets (annualized)	1.54%	1.50%
Efficiency ratio	53.1%	56.5%

Asset Quality
Non-performing assets to total assets	0.04%	- -%
Non-performing loans to total loans	0.05%	- -%
Allowance for loan credit losses to non-performing assets	20.3	x	- -	x
Allowance for loan credit losses to total loans	1.01%	1.01%
Net recoveries to average loans (annualized)	0.01%	- -%

Loans 30-89 days past due and accruing interest	$450	$	- -
90 days past due and still accruing interest	- -	- -
Non-accrual loans	984	- -
Other real estate owned	- -	- -
Non-performing assets (1)	984	- -

Capital Ratios (Bank Level)
Equity / assets	12.2%	11.9%
Total risk-based capital ratio	16.5%	16.5%
Tier 1 risk-based capital ratio	15.4%	15.4%
Common equity tier 1 ratio	15.4%	15.4%
Leverage ratio	12.6%	12.6%

Other Information
Number of full time equivalent employees	139	136
# Full service branch offices	8	8

(1)	Non-performing assets consist of non-accrual loans, loans 90 days or more past due and still accruing interest and other real estate owned.

John Marshall Bancorp, Inc.

Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

				% Change
	March 31	December 31,	March 31	Last Three	Year Over
	2026	2025	2025	Months	Year
Assets	(Unaudited)	*	(Unaudited)
Cash and due from banks	$9,132	$6,492	$10,541	40.7%	(13.4)%
Interest-bearing deposits in banks	141,061	123,482	158,519	14.2%	(11.0)%
Securities available-for-sale, at fair value	126,166	123,852	124,469	1.9%	1.4%
Securities held-to-maturity at amortized cost, fair value of $76,669, $77,575, and $77,455 at 3/31/2026, 12/31/2025, and 3/31/2025, respectively	87,598	88,421	91,172	(0.9)%	(3.9)%
Restricted securities, at cost	7,717	7,644	7,634	- -%	1.1%
Equity securities, at fair value	2,886	2,843	2,888	1.5%	(0.1)%
Loans, net of unearned income	1,973,743	1,975,360	1,870,472	(0.1)%	5.5%
Allowance for loan credit losses	(19,983)	(19,805)	(18,826)	0.9%	6.1%
Net loans	1,953,760	1,955,555	1,851,646	(0.1)%	5.5%
Bank premises and equipment, net	1,191	1,315	1,484	(9.4)%	(19.7)%
Accrued interest receivable	6,071	5,890	5,902	3.1%	2.9%
Right of use assets	4,289	4,551	4,752	(5.8)%	(9.7)%
Other assets	12,479	12,505	13,425	(0.2)%	(7.0)%
Total assets	$2,352,350	$2,332,550	$2,272,432	0.8%	3.5%

Liabilities and Shareholders' Equity

Liabilities
Deposits:
Non-interest bearing demand deposits	$458,197	$432,733	$437,822	5.9%	4.7%
Interest-bearing demand deposits	734,164	745,323	705,386	(1.5)%	4.1%
Savings deposits	33,525	34,683	42,583	(3.3)%	(21.3)%
Time deposits	761,842	759,546	736,384	0.3%	3.5%
Total deposits	1,987,728	1,972,285	1,922,175	0.8%	3.4%
Federal Home Loan Bank advances	56,000	56,000	56,000	- -%	- -%
Subordinated debt, net	24,896	24,875	24,812	0.1%	0.3%
Accrued interest payable	1,988	2,124	2,072	(6.4)%	(4.1)%
Lease liabilities	4,542	4,819	5,101	(5.7)%	(11.0)%
Other liabilities	9,049	6,809	9,314	32.9%	(2.8)%
Total liabilities	2,084,203	2,066,912	2,019,474	0.8%	3.2%

Shareholders' Equity
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares; none issued	- -	- -	- -	N/M	N/M
Common stock, nonvoting, par value $0.01 per share; authorized 1,000,000 shares; none issued	- -	- -	- -	N/M	N/M
Common stock, voting, par value $0.01 per share; authorized 30,000,000 shares; issued and outstanding, 14,112,259 at 3/31/2026 including 68,207 unvested shares, 14,214,603 at 12/31/2025 including 68,547 unvested shares, and 14,275,885 at 3/31/2025 including 50,419 unvested shares	140	141	142	(0.7)%	(1.4)%
Additional paid-in capital	93,796	95,699	97,310	(2.0)%	(3.6)%
Retained earnings	181,736	176,913	164,761	2.7%	10.3%
Accumulated other comprehensive loss	(7,525)	(7,115)	(9,255)	5.8%	(18.7)%
Total shareholders' equity	268,147	265,638	252,958	0.9%	6.0%
Total liabilities and shareholders' equity	$2,352,350	$2,332,550	$2,272,432	0.8%	3.5%

* Derived from audited consolidated financial statements.

John Marshall Bancorp, Inc.

Consolidated Statements of Income
(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2026	2025	% Change
	(Unaudited)	(Unaudited)
Interest and Dividend Income
Interest and fees on loans	$26,586	$24,807	7.2%
Interest on investment securities, taxable	1,165	1,032	12.9%
Interest on investment securities, tax-exempt	9	9	- -%
Dividends	116	123	(5.7)%
Interest on deposits in other banks	1,206	1,334	(9.6)%
Total interest and dividend income	29,082	27,305	6.5%

Interest Expense
Deposits	11,673	12,300	(5.1)%
Federal Home Loan Bank advances	551	559	(1)%
Subordinated debt	349	349	- -%
Total interest expense	12,573	13,208	(4.8)%

Net interest income	16,509	14,097	17.1%

Provision for Credit Losses	23	170	(86.5)%

Net interest income after provision for credit losses	16,486	13,927	18.4%

Non-interest Income
Service charges on deposit accounts	85	82	3.7%
Other service charges and fees	138	153	(9.8)%
Insurance commissions	64	213	(70.0)%
Gain on sale of government guaranteed loans	6	36	(83.3)%
Non-qualified deferred compensation plan asset gains (losses), net	(13)	24	N/M
Other income (loss)	4	(3)	N/M
Total non-interest income	284	505	(43.8)%

Non-interest Expenses
Salaries and employee benefits	5,621	5,099	10.2%
Occupancy expense of premises	406	407	(0.2)%
Furniture and equipment expenses	346	316	9.5%
Other expenses	2,550	2,426	5.1%
Total non-interest expenses	8,923	8,248	8.2%

Income before income taxes	7,847	6,184	26.9%

Income Tax Expense	1,746	1,374	27.1%

Net income	$6,101	$4,810	26.8%

Earnings Per Share
Basic	$0.43	$0.34	26.5%
Diluted	$0.43	$0.34	26.5%

John Marshall Bancorp, Inc.

Historical Trends - Quarterly Financial Data (Unaudited)
(Dollar amounts in thousands, except per share data)

At or For the Three Months Ended
	2026		2025
	March 31	December 31		September 30		June 30	March 31
Profitability for the Quarter:
Interest income	$29,082		$29,164		$28,945	$27,843		$27,305
Interest expense	12,573		13,224		13,345	12,917		13,208
Net interest income	16,509		15,940		15,600	14,926		14,097
Provision for credit losses	23		624		356	537		170
Non-interest income	284		409		653	507		505
Non-interest expenses	8,923		7,971		9,034	8,313		8,248
Income before income taxes	7,847		7,754		6,863	6,583		6,184
Income tax expense	1,746		1,838		1,459	1,480		1,374
Net income	$6,101		$5,916		$5,404	$5,103		$4,810

Financial Performance:
Return on average assets (annualized)	1.06%		1.01%		0.94%	0.91%		0.87%
Return on average equity (annualized)	9.19%		8.89%		8.31%	8.06%		7.76%
Net interest margin (annualized)	2.87%		2.73%		2.72%	2.69%		2.58%
Non-interest income as a percentage of average assets (annualized)	0.05%		0.07%		0.11%	0.09%		0.09%
Non-interest expense to average assets (annualized)	1.54%		1.36%		1.57%	1.49%		1.50%
Efficiency ratio	53.1%		48.8%		55.6%	53.9%		56.5%

Per Share Data:
Earnings per common share - basic	$0.43		$0.42		$0.38	$0.36		$0.34
Earnings per common share - diluted	$0.43		$0.42		$0.38	$0.36		$0.34
Book value per share	$19.00		$18.69		$18.27	$17.83		$17.72
Dividends declared per share	$0.09	$	- -	$	- -	$0.30	$	- -
Weighted average common shares (basic)	14,125,649		14,142,249		14,172,953	14,221,597		14,223,046
Weighted average common shares (diluted)	14,125,649		14,142,249		14,172,953	14,223,418		14,241,114
Common shares outstanding at end of period	14,112,259		14,214,603		14,216,781	14,231,389		14,275,885

Non-interest Income:
Service charges on deposit accounts	$85		$81		$87	$86		$82
Other service charges and fees	138		142		135	141		153
Insurance commissions	64		24		58	33		213
Gain on sale of government guaranteed loans	6		119		106	61		36
Non-qualified deferred compensation plan asset gains (losses), net	(13)		38		158	182		24
Other income (loss)	4		5		109	4		(3)
Total non-interest income	$284		$409		$653	$507		$505

Non-interest Expenses:
Salaries and employee benefits	$5,621		$4,758		$5,693	$5,178		$5,099
Occupancy expense of premises	406		326		405	407		407
Furniture and equipment expenses	346		326		329	315		316
Other expenses	2,550		2,561		2,607	2,413		2,426
Total non-interest expenses	$8,923		$7,971		$9,034	$8,313		$8,248

Balance Sheets at Quarter End:
Total loans, net of unearned income	$1,973,743		$1,975,360		$1,938,108	$1,916,915		$1,870,472
Allowance for loan credit losses	(19,983)		(19,805)		(19,714)	(19,298)		(18,826)
Investment securities	224,367		222,760		216,119	226,495		226,163
Interest-earning assets	2,339,171		2,321,602		2,309,005	2,250,921		2,255,154
Total assets	2,352,350		2,332,550		2,324,544	2,267,953		2,272,432
Total deposits	1,987,728		1,972,285		1,968,828	1,896,893		1,922,175
Total interest-bearing liabilities	1,610,427		1,620,427		1,602,757	1,555,598		1,565,165
Total shareholders' equity	268,147		265,638		259,692	253,732		252,958

Quarterly Average Balance Sheets:
Total loans, net of unearned income	$1,974,165		$1,946,386		$1,912,275	$1,868,290		$1,868,303
Investment securities	225,904		220,324		221,802	229,171		231,479
Interest-earning assets	2,331,813		2,319,551		2,275,386	2,224,806		2,220,730
Total assets	2,343,457		2,331,563		2,289,352	2,238,955		2,233,761
Total deposits	1,977,321		1,970,486		1,934,456	1,883,425		1,884,969
Total interest-bearing liabilities	1,618,347		1,601,506		1,571,390	1,530,811		1,540,974
Total shareholders' equity	269,327		264,175		257,993	254,071		251,559

Financial Measures:
Average equity to average assets	11.5%		11.3%		11.3%	11.3%		11.3%
Investment securities to earning assets	9.6%		9.6%		9.4%	10.1%		10.0%
Loans to earning assets	84.4%		85.1%		83.9%	85.2%		82.9%
Loans to assets	83.9%		84.7%		83.4%	84.5%		82.3%
Loans to deposits	99.3%		100.2%		98.4%	101.1%		97.3%

Capital Ratios (Bank Level):
Equity / assets	12.2%		12.2%		12.1%	12.2%		11.9%
Total risk-based capital ratio	16.5%		16.3%		16.6%	16.3%		16.5%
Tier 1 risk-based capital ratio	15.4%		15.2%		15.5%	15.3%		15.4%
Common equity tier 1 ratio	15.4%		15.2%		15.5%	15.3%		15.4%
Leverage ratio	12.6%		12.5%		12.7%	12.8%		12.6%

John Marshall Bancorp, Inc.

Loan, Deposit and Borrowing Detail (Unaudited)
(Dollar amounts in thousands)

	2026			2025
	March 31			December 31			September 30			June 30		March 31
Loans		$ Amount	% of Total		$ Amount	% of Total		$ Amount	% of Total	$ Amount	% of Total		$ Amount	% of Total
Commercial business loans		$48,905	2.5%		$49,729	2.5%		$46,486	2.4%	$43,158	2.3%		$46,479	2.5%
Commercial PPP loans		- -	- -%		124	0.0%		124	0.0%	124	0.0%		124	0.0%
Commercial owner-occupied real estate loans		321,858	16.3%		323,486	16.4%		327,269	16.9%	320,061	16.7%		318,087	17.1%
Total business loans		370,763	18.8%		373,339	18.9%		373,879	19.3%	363,343	19.0%		364,690	19.6%

Investor real estate loans		762,158	38.8%		756,620	38.5%		770,405	39.9%	777,591	40.7%		759,002	40.7%
Construction & development loans		228,591	11.6%		222,659	11.3%		193,444	10.0%	186,409	9.7%		173,270	9.3%
Multi-family loans		92,913	4.7%		93,511	4.7%		93,477	4.8%	94,415	4.9%		95,556	5.1%
Total commercial real estate loans		1,083,662	55.1%		1,072,790	54.5%		1,057,326	54.7%	1,058,415	55.3%		1,027,828	55.1%

Residential mortgage loans		513,650	26.1%		522,990	26.5%		501,104	25.9%	489,522	25.6%		472,747	25.3%
Consumer loans		760	0.0%		1,157	0.1%		1,029	0.1%	998	0.1%		809	0.0%
Total loans		$1,968,835	100.0%		$1,970,276	100.0%		$1,933,338	100.0%	$1,912,278	100.0%		$1,866,074	100.0%
Less: Allowance for loan credit losses		(19,983)			(19,805)			(19,714)		(19,298)			(18,826)
Net deferred loan costs		4,908			5,084			4,770		4,637			4,398
Net loans		$1,953,760			$1,955,555			$1,918,394		$1,897,617			$1,851,646

	2026			2025
	March 31			December 31			September 30			June 30		March 31
Deposits		$ Amount	% of Total		$ Amount	% of Total		$ Amount	% of Total	$ Amount	% of Total		$ Amount	% of Total
Non-interest bearing demand deposits		$458,197	23.1%		$432,733	21.9%		$446,925	22.7%	$438,628	23.1%		$437,822	22.8%
Interest-bearing demand deposits:
NOW accounts(1)		362,057	18.2%		380,029	19.3%		366,655	18.6%	344,931	18.2%		355,752	18.5%
Money market accounts(1)		372,107	18.7%		365,294	18.5%		360,640	18.3%	336,299	17.7%		349,634	18.2%
Savings accounts		33,525	1.7%		34,683	1.8%		39,427	2.0%	42,966	2.3%		42,583	2.2%
Certificates of deposit
$250,000 or more		340,851	17.1%		337,605	17.1%		337,800	17.2%	324,343	17.1%		322,630	16.8%
Less than $250,000		80,058	4.0%		84,710	4.3%		85,719	4.4%	80,500	4.2%		79,305	4.1%
QwickRate® certificates of deposit		- -	0.0%		249	0.0%		249	0.0%	249	0.1%		249	0.0%
IntraFi® certificates of deposit		39,047	2.0%		35,096	1.8%		29,451	1.5%	27,015	1.4%		36,522	1.9%
Brokered deposits		301,886	15.2%		301,886	15.3%		301,962	15.3%	301,962	15.9%		297,678	15.5%
Total deposits		$1,987,728	100.0%		$1,972,285	100.0%		$1,968,828	100.0%	$1,896,893	100.0%		$1,922,175	100.0%

Borrowings
Federal funds purchased	$	- -	0.0%	$	- -	0.0%	$	- -	0.0%	$16,500	17.0%	$	- -	0.0%
Federal Home Loan Bank advances		56,000	69.2%		56,000	69.2%		56,000	69.3%	56,000	57.5%		56,000	69.3%
Subordinated debt, net		24,896	30.8%		24,875	30.8%		24,854	30.7%	24,833	25.5%		24,812	30.7%
Total borrowings		$80,896	100.0%		$80,875	100.0%		$80,854	100.0%	$97,333	100.0%		$80,812	100.0%

Total deposits and borrowings		$2,068,624			$2,053,160			$2,049,682		$1,994,226			$2,002,987

Core customer funding sources (2)		$1,685,842	82.5%		$1,670,150	82.3%		$1,666,617	82.3%	$1,594,682	81.0%		$1,624,248	82.1%
Wholesale funding sources (3)		357,886	17.5%		358,135	17.7%		358,211	17.7%	374,711	19.0%		353,927	17.9%
Total funding sources		$2,043,728	100.0%		$2,028,285	100.0%		$2,024,828	100.0%	$1,969,393	100.0%		$1,978,175	100.0%

(1)	Includes IntraFi® accounts.
(2)	Includes reciprocal IntraFi Demand® IntraFi Money Market® and IntraFi CD® deposits, which are maintained by customers.
(3)	Consists of QwickRate® certificates of deposit, brokered deposits, federal funds purchased, Federal Home Loan Bank advances and Federal Reserve Bank borrowings.

John Marshall Bancorp, Inc.

Average Balance Sheets, Interest and Rates (unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
		Interest Income /	Average		Interest Income /	Average
(Dollars in thousands)	Average Balance	Expense	Rate(3)	Average Balance	Expense	Rate(3)
Assets:
Securities:
Taxable	$224,526	$1,281	2.31%	$230,100	$1,155	2.04%
Tax-exempt(1)	1,378	11	3.24%	1,379	11	3.24%
Total securities	$225,904	$1,292	2.32%	$231,479	$1,166	2.04%
Loans, net of unearned income(2):
Taxable	1,953,760	26,403	5.48%	1,851,627	24,679	5.41%
Tax-exempt(1)	20,405	232	4.61%	16,676	162	3.94%
Total loans, net of unearned income	$1,974,165	$26,635	5.47%	$1,868,303	$24,841	5.39%
Interest-bearing deposits in other banks	$131,744	$1,206	3.71%	$120,948	$1,334	4.47%
Total interest-earning assets	$2,331,813	$29,133	5.07%	$2,220,730	$27,341	4.99%
Total non-interest earning assets	11,644			13,031
Total assets	$2,343,457			$2,233,761
Liabilities & Shareholders’ Equity:
Interest-bearing deposits
NOW accounts	$371,418	$1,926	2.10%	$357,206	$2,127	2.41%
Money market accounts	374,848	2,183	2.36%	339,248	2,281	2.73%
Savings accounts	34,972	69	0.80%	43,062	104	0.98%
Time deposits	756,391	7,495	4.02%	720,658	7,788	4.38%
Total interest-bearing deposits	$1,537,629	$11,673	3.08%	$1,460,174	$12,300	3.42%
Federal funds purchased	1	—	N/M	—	—	N/M
Subordinated debt	24,883	349	5.69%	24,799	349	5.71%
Federal Home Loan Bank advances	55,834	551	4.00%	56,001	559	4.05%
Total interest-bearing liabilities	$1,618,347	$12,573	3.15%	$1,540,974	$13,208	3.48%
Demand deposits	439,692			424,795
Other liabilities	16,091			16,433
Total liabilities	$2,074,130			$1,982,202
Shareholders’ equity	$269,327			$251,559
Total liabilities and shareholders’ equity	$2,343,457			$2,233,761

Tax-equivalent net interest income and spread (Non-GAAP)(1)		$16,560	1.92%		$14,133	1.51%
Less: tax-equivalent adjustment		51			36
Net interest income and spread (GAAP)		$16,509	1.91%		$14,097	1.51%

Interest income/earning assets			5.06%			4.99%
Interest expense/earning assets			2.19%			2.41%
Net interest margin			2.87%			2.58%

(1)	Tax-equivalent income and related measures have been adjusted using the federal statutory tax rate of 21%. The annualized taxable-equivalent adjustments utilized in the above table to compute yields aggregated to $51 thousand and $36 thousand for the three months ended March 31, 2026 and March 31, 2025, respectively.
(2)	Non-accrual loans are included in the average balances.
(3)	Rates and yields are annualized and calculated from rounded amounts in thousands, which appear above.